Filed Pursuant to Rule 433

Registration No. 333-147829

Pricing Term Sheet

6.75% Notes due 2014

Issuer:	Kraft Foods Inc. (“Kraft”)
Offering Format:	SEC Registered
Size:	$500,000,000
Maturity:	February 19, 2014
Coupon:	6.75%
Price to Public:	99.896%
Yield to maturity:	6.777%
Spread to Benchmark Treasury:	525 basis points
Benchmark Treasury:	2.00% due November 30, 2013
Benchmark Treasury Yield:	1.527%
Interest Payment Dates:	Semiannually on February 19 and August 19, commencing on February 19, 2009
Day Count Convention:	30 / 360
Change of Control (CoC):	Upon the occurrence of both (i) a change of control of Kraft and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period, Kraft will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase.
Trade Date:	December 16, 2008
Settlement Date:	December 19, 2008 (T+3)
CUSIP:	50075N AX2
Denominations:	$2,000 x $1,000
Anticipated Ratings:	Baa2 (stable outlook) / BBB+ (stable outlook) / BBB (stable outlook)

Underwriters:

Joint Book-Running Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Greenwich Capital Markets, Inc.

Senior Co-Managers:

Mizuho Securities USA Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

Co-Managers:

Loop Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.